ADDvantage Technologies Reports 47% Revenue Growth, 36% Increase in Wireless Revenue,
for the First Quarter of Fiscal 2022

Initial Acceleration of 5G-Related Revenue in Wireless Segment, Combined with 54% Increase in Telco Revenue, Drives Robust Top-Line Growth; Investments in Anticipation of Additional Wireless Revenue Underway

Carrollton, Texas, February 14, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported financial results for the three months ended December 31, 2021, the first fiscal quarter of 2022.

“We have moved quickly to ramp capabilities to meet the growing demand for 5G-related tower work, as our wireless segment delivered its second consecutive quarter of revenue greater than $7 million, even with weather and holiday-related interruptions, and we anticipate further growth as we move through calendar 2022,” commented Joe Hart, Chief Executive Officer. “The ramp up and entree into the new markets adversely effected margins for Q1 and into Q2 of this fiscal year. With our ramp up largely complete, we are now squarely focused on effectively aligning resources for demand, and improving operational efficiency and reducing general and administrative expenses, to drive margin expansion. We expect further growth in both revenue and margin expansion in the last half of the year.”

“ADDvantage Technologies is strategically and regionally well-positioned to benefit from this secular, multi-year spending cycle, with capabilities in place in key markets and long-term relationships with wireless carriers,” continued Mr. Hart. “Simultaneously, our Telco segment led by Nave Communications continues to deliver improved results due to strong demand for refurbished telecom equipment. Revenue in our Telco segment increased 54% year-over-year. While current demand remains high in our Telco segment we continue to expect an eventual leveling of demand, though at higher levels than we saw most of 2021.”

Financial Results for the Three Months ended December 31, 2021

Fiscal first quarter sales were $18.7 million, an increase of $6.0 million, or 47% compared to $12.7 million last year. The increase was primarily due to a $1.9 million increase in Wireless revenue related to 5G tower work, and an increase of $4.1 million in Telco revenue due to increased demand for refurbished telecommunications equipment sold by the Telco segment.

Gross profit was $4.6 million, or 25% gross margin, compared to gross profit of $3.6 million, or 28% gross margin, for the same period last year. The net changes in gross profit were due to higher overall sales in both the Wireless and Telco segments, and the decrease in gross margin as a percent of sales was due to investments made with a new wireless customer and the impact of the Company onboarding new crews in anticipation of near-term wireless revenue increases.

Operating expenses increased $0.5 million to $2.5 million from $2.0 million the same period last year as the Wireless group ramps up to meet the increased demand and deploy teams to additional new markets.

Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories. SG&A expense increased $0.5 million, or 15%, to $3.7 million for the three months ended December 31, 2021 from $3.2 million for the same period last year. The increase in SG&A relates primarily to increased selling and commissions expenses to support higher revenues.

Net loss for the quarter was $2.0 million or 0.16 per share, compared with a net loss of $2.0 million, or a loss of 0.16 per share for the same quarter last year.

Balance sheet

Cash and cash equivalents were $1.8 million as of December 31, 2021, compared with $2.6 million as of September 30, 2021. As of December 31, 2021, the Company had net inventories of $5.7 million.

Outstanding debt as of December 31, 2021 was $4.2 million, which is comprised of $2.1 million on a revolving line of credit, and $2.1 million in financing leases.

Earnings Conference Call

The Company will host a conference call on Tuesday, February 15, 2022 at 10 a.m. Eastern.

Date: Tuesday, February 15, 2022
Time: 10 a.m. Eastern
Toll-free Dial-in Number: 1-800-239-9838
International Dial-in Number: 1-323-794-2551
Conference ID: 9288889

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	December 31, 2021	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$1,837	2,608
Restricted cash	581	334
Accounts receivable, net of allowances of $250	6,469	7,013
Unbilled revenue	2,219	2,488
Inventories, net of allowances of 3,567 and 3,476, respectively	5,653	5,922
Prepaid expenses and other current assets	1,371	1,431
Total current assets	18,130	19,796

Property and equipment, at cost:
Machinery and equipment	5,354	4,973
Leasehold improvements	821	813
Total property and equipment, at cost	6,175	5,786
Less: Accumulated depreciation	(2,558)	(2,293)
Net property and equipment	3,617	3,493
Right-of-use lease assets	2,466	2,730
Intangibles, net of accumulated amortization	1,027	1,107
Goodwill	58	58
Other assets	128	128
Total assets	$25,426	$27,312

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,812	$7,044
Accrued expenses	1,184	1,581
Deferred revenue	207	168
Bank line of credit	2,050	2,050
Right-of-use lease obligations, current	1,177	1,198
Finance lease obligations, current	652	582
Other current liabilities	706	692
Total current liabilities	12,788	13,315
Right-of-use lease obligations, long-term	1,839	2,141
Finance lease obligations, long-term	1,484	1,429
Total liabilities	16,111	16,885
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 13,041,127 shares issued and outstanding, and 12,610,229 shares issued and outstanding, respectively	130	126
Paid in capital	335	(578)
Retained earnings	8,850	10,879
Total shareholders’ equity	9,315	10,427
Total liabilities and shareholders’ equity	$25,426	$27,312

ADDvantage Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended December 31,
	2021	2020
Sales	$18,690	$12,749
Cost of sales	14,059	9,120
Gross profit	4,631	3,629
Operating expenses	2,500	2,047
Selling, general and administrative expenses	3,688	3,215
Depreciation and amortization expense	345	281
Loss from operations	(1,902)	(1,914)
Other income (expense):
Interest income	—	48
Other income (expense)	(72)	(19)
Interest expense	(55)	(68)
Other income (expense), net	(127)	(39)

Loss before income taxes	(2,029)	(1,953)
Income tax benefit	—	—

Net loss	$(2,029)	$(1,953)

Loss per share:
Basic and diluted	$(0.16)	$(0.16)
Shares used in per share calculation:
Basic and diluted	12,683,312	12,149,778

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring charge, stock compensation expense, other income, other expense, interest income and income from equity method investment.  Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of income (loss) from operations to Adjusted EBITDA, in thousands:

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(2,326)	$424	$(1,902)	$(1,105)	$(809)	$(1,914)
Depreciation and amortization expense	220	125	345	152	129	281
Stock compensation expense	144	137	281	140	175	315
Adjusted EBITDA	$(1,962)	$686	$(1,276)	$(813)	$(505)	$(1,318)